As filed with the Securities and Exchange Commission on June 27, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUMMIT MIDSTREAM PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	45-5200503
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

910 Louisiana Street, Suite 4200 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Summit Midstream Partners, LP 2022 Long-Term Incentive Plan

(Full title of the plan)

James D. Johnston

Summit Midstream Partners, LP

910 Louisiana Street, Suite 4200

Houston, Texas 77002

(Name and address of agent for service)

(832) 413-4770

(Telephone number, including area code, of agent for service)

Copy to:

Joshua Davidson

Clinton W. Rancher

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

(713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) relates to common units representing limited partner interests (“Common Units”) in Summit Midstream Partners, LP (the “Registrant”), issuable in respect of awards granted under the Summit Midstream Partners, LP 2022 Long-Term Incentive Plan (as amended from time to time, the “Plan”), which include Common Units that may again become available for delivery with respect to awards under the Plan or the Summit Midstream Partners, LP 2012 Long-Term Incentive Plan (as amended) pursuant to the unit counting, unit recycling and other terms and conditions of the Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such indeterminate number of additional Common Units as may become issuable under the Plan as a result of common unit splits, non-cash distributions or similar transactions pursuant to the adjustment or antidilution provisions thereof.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give to all participants in the Plan the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. The Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) under the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents filed with the Commission by the Registrant are hereby incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(1)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 28, 2022 (the “2021 Form 10-K”);

(2)

the information included in the Registrant’s Definitive Proxy Statement on Schedule 14A for the Registrant’s 2022 Annual Meeting of Limited Partners, filed on March 31, 2022, to the extent incorporated by reference in Part III of the 2021 Form 10-K;

(3)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed on May 5, 2022;

(4)	the Registrant’s Current Reports on Form 8-K filed on January 7, 2022, January 14, 2022, February 8, 2022, March 1, 2022, May 11, 2022, May 27, 2022, June 10, 2022 and June 24, 2022; and

(5)

the description of the Registrant’s Common Units contained in the Registrant’s Registration Statement on Form 8-A, filed on September 26, 2012, as updated by the description of the Registrant’s Common Units contained in Exhibit 4.1 to Amendment No. 1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on April 26, 2021, and any subsequent amendments or reports filed for the purpose of updating that description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Summit Midstream Partners, LP

Subject to any terms, conditions or restrictions set forth in the Fourth Amended and Restated Agreement of Limited Partnership of the Registrant, dated as of May 28, 2020 (the “Partnership Agreement”), Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

Under the Partnership Agreement, the Registrant will indemnify the following persons, in most circumstances, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals:

•	Summit Midstream GP, LLC, the general partner of the Registrant (the “General Partner”);

•	any departing general partner;

•	any person who is or was an affiliate of the General Partner or any departing general partner;

•

any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of the Registrant, its subsidiaries, the General Partner or any departing general partner or any of their affiliates;

•

any person who is or was serving at the request of the General Partner or any departing general partner or any of their respective affiliates as a manager, managing member, general partner, director, officer, fiduciary or trustee of another person owing a fiduciary duty to the Registrant or any of its subsidiaries (except by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services); and

•	any person designated by the General Partner.

Any indemnification described above will be made only out of the Registrant’s assets. The General Partner will not be personally liable for such indemnification and will have no obligation to contribute or loan any monies or property to the Registrant to enable it to effectuate such indemnification.

The Registrant may purchase insurance covering persons against liabilities asserted against and expenses incurred in connection with their activities on behalf of the Registrant, regardless of whether the Registrant would have the power to indemnify such person against such liabilities under the Partnership Agreement.

Summit Midstream GP, LLC

Subject to any terms, conditions or restrictions set forth in the Second Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of May 28, 2020 (the “General Partner LLC Agreement”), Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Under the General Partner LLC Agreement, the General Partner will indemnify the following persons, in most circumstances, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals:

•	any member of the General Partner;

•	any person who is or was an affiliate of the General Partner (other than the Registrant and its subsidiaries);

•	any person who is or was a member, partner, director, officer, fiduciary or trustee of the General Partner or any affiliate of the General Partner (other than the Registrant and its subsidiaries);

•

any person who is or was serving, at the request of the General Partner or any affiliate of the General Partner, as an officer, director, member, manager, partner, fiduciary or trustee of another person (except by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services); and

•	any person designated by the board of directors of the General Partner.

Any indemnification described above will be made only out of the General Partner’s assets. The members of the General Partner will not be personally liable for such indemnification and will have no obligation to contribute or loan any monies or property to the General Partner to enable it to effectuate such indemnification.

The General Partner has purchased insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the General Partner or any of its direct or indirect subsidiaries.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as a part of this Registration Statement or incorporated by reference herein:

Exhibit Number	Description

4.1	Fourth Amended and Restated Agreement of Limited Partnership of Summit Midstream Partners, LP, dated May 28, 2020 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed June 2, 2020 (Commission File No. 001-35666)).

4.2	Second Amended and Restated Limited Liability Company Agreement of Summit Midstream GP, LLC, dated May 28, 2020 (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed June 2, 2020 (Commission File No. 001-35666)).

4.3	Certificate of Limited Partnership of Summit Midstream Partners, LP (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form S-1 Registration Statement dated August 21, 2012 (Commission File No. 333-183466)).

4.4	Certificate of Formation of Summit Midstream GP, LLC (incorporated herein by reference to Exhibit 3.4 to the Registrant’s Form S-1 Registration Statement dated August 21, 2012 (Commission File No. 333-183466)).

4.5	Summit Midstream Partners, LP 2022 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed June 24, 2022 (Commission File No. 001-35666)).

5.1*	Opinion of Baker Botts L.L.P.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 27, 2022.

SUMMIT MIDSTREAM PARTNERS, LP

By:	Summit Midstream GP, LLC, its general partner

By:	/s/ William J. Mault
William J. Mault
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William J. Mault and James D. Johnston, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ J. Heath Deneke	Director, President and Chief Executive Officer (Principal Executive Officer)	June 27, 2022
J. Heath Deneke

/s/ William J. Mault	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 27, 2022
William J. Mault

/s/ Matthew B. Sicinski	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	June 27, 2022
Matthew B. Sicinski

/s/ James J. Cleary	Director	June 27, 2022
James J. Cleary

/s/ Lee Jacobe	Director	June 27, 2022
Lee Jacobe

/s/ Robert J. McNally	Director	June 27, 2022
Robert J. McNally

/s/ Rommel M. Oates	Director	June 27, 2022
Rommel M. Oates

/s/ Jerry L. Peters	Director	June 27, 2022
Jerry L. Peters

/s/ Marguerite Woung-Chapman	Director	June 27, 2022
Marguerite Woung-Chapman